Exhibit 10.57

Acceleration of Vesting of Premium Priced Stock Options

On April 25, 2004, the Organization and Compensation Committee of the Allergan, Inc. (the “Company”) Board of Directors approved an acceleration of the vesting of options issued under the Allergan, Inc. 2001 Premium Priced Stock Option Plan (the “Plan”) that are held by the Company’s current employees, including its executive officers, and certain former employees who received grants while employees of the Company prior to the Company’s June 2002 spin-off of Advanced Medical Optics, Inc. (“AMO”). As a result of the acceleration, the second tranche and third tranche of each option issued under the Plan will become vested and exercisable effective as of May 10, 2005, subject to the consent of the option holder. Unlike typical stock options that vest over a predetermined period, the options issued under the Plan automatically vest as soon as they are in the money. Consequently, as soon as the options have any value to the participant, they vest according to their terms. Therefore, early vesting of the options does not provide any immediate benefit to participants, including the Company’s executive officers.

The following table summarizes the options subject to acceleration, each of which has a weighted average exercise price equal to $116.88695:

	Number of Shares
	subject to Portion	Pre-Acceleration	Post-Acceleration
	of Option	“In the Money”	“In the Money”
Executive Officers	Accelerated	Option Value	Option Value
David E.I. Pyott	58,128	$0	$0
F. Michael Ball	29,064	$0	$0
Eric K. Brandt	29,064	$0	$0
Douglas S. Ingram	29,064	$0	$0
Scott M. Whitcup, M.D.	14,532	$0	$0
Non-executive officer employees (Allergan and AMO) as a group	999,774	$0	$0
Total	1,159,626	$0	$0